Exhibit 10.21

TECHNICAL OLYMPIC USA, INC. (“TOUSA”) PERFORMANCE UNIT PROGRAM

Term Sheet for Performance Unit Program
Pursuant to Section 6(C) of Tousa Annual and Long-term Incentive Plan (LTIP)

Program:	This Performance Unit Program is established pursuant to the authority set forth in Section 6(c) of the LTIP.

Awards:	Performance Units (“Units”) will be awarded to eligible Associates[1]. The number of Units to be awarded to Associates will be proposed by the CEO and approved by the TOUSA Human Resources, Compensation, and Benefits Committee (the “Committee”), except for awards to the CEO which will be determined solely by the Committee.

Eligible Associates:	Associates of TOUSA and its wholly owned affiliates. Eligible Associates may include:

• Corporate Associates (e.g., CEO, senior corporate executives and their senior managers) and CEO-designated high potential associates at the Corporate level

• Operations Associates (e.g., senior regional executives and their senior managers, division and unit presidents) and CEO-designated high potential associates at the Operations level

Grant Date:	Initial grant date effective as of January 1, 2005. Subsequent grants may occur annually effective as of January 1 of such year.

Vesting Period/ Vesting Date:	The Vesting Period is three (3) years (e.g., for the initial grant, January 1, 2005 to December 31, 2007). The Vesting Date is the last date of the Vesting Period (e.g., for the initial grant, December 31, 2007).

Expiration:	Expiration shall occur automatically either upon payment in full of vested Units or upon failure to vest, unless earlier terminated in accordance with the Program. Upon expiration, all Unit rights and benefits are terminated.

Amount of Payment:	Each Unit represents the right to be paid the amount equivalent to the appreciation of one share of TOUSA common stock from the Unit Grant Date to the Vesting Date (the “Unit Value”). The stock value on each of the Grant Date and the Vesting Date shall be

[1] “Associate,” as used herein, is defined as “Employee” in the LTIP.

established as the equivalent of the weighted average closing price of one share of TOUSA common stock on the U.S. securities exchange on which such stock is or was listed during the 90 days prior to and including such dates.[2] The Unit Value will be subject to adjustment as described under “Adjustments” and “Multiple Incentive” below.

Form of Payment:	Payment shall be made in cash.

Payment Dates:	Payments shall be made: (1) 50% on March 31 in the year immediately following the Vesting Date, and (2) 50% on March 31 in the second year following the Vesting Date.[3]

Vesting:	Units will become vested on the Vesting Date if Return on Equity (ROE) and Cumulative Earnings (CE) targets have been achieved. ROE and CE are weighted equally for purposes of vesting, each at 50%, as follows:

• In the event that both are achieved, then 100% of Units are vested.

• In the event that one, but not the other, is achieved, then 50% of Units are vested and the remainder fail to vest.

• In the event that neither is achieved, then Units fail to vest.

Units that fail to vest shall automatically expire.

Targets/Results:	Detailed ROE and CE targets for Unit awards shall be as proposed by the CEO and approved by the Committee.

Return On Equity (Roe) During Vesting Period

ROE means, for any Vesting Period, the average of ROE during such Vesting Period. Average ROE is calculated as: stockholders’ equity at the beginning of the Vesting Period (grant date), plus stockholder’s equity at the end of each quarter during the Vesting Period, divided by thirteen (13).

[2] For example: If average stock price during 90 days prior to and including Grant Date = $25 and average stock price during 90 days prior to and including Vesting Date = $40, Unit Value = $15. With 1,000 Units, total Unit Value is $15 x 1,000 Units = $15,000, subject to adjustments and taxes.

[3] For example, assuming a Grant Date of 1/1/05, with Vesting Date of 12/31/07, then 50% payment on 3/31/08 and 50% payment on 3/31/09.

Equity issuances will then be added in on a monthly weighted basis commencing 9 months after the issuance. The average equity will then be divided into net income for the year to calculate ROE.

Cumulative Earnings (CE) during Vesting Period

CE means, for any Vesting Period, the cumulative earnings during the Vesting Period.

Extraordinary gains and losses (as defined by GAAP), payments under management services agreements, and payments to affiliates are excluded from all calculations. Extraordinary dividends[4] will be ascribed an earnings factor using the earnings ratio from the prior year.

Multiple Incentive:	As additional incentive to meet and exceed established ROE and CE targets, multiples will be applied to the Unit Value, calculated as follows:

• Where at least 100% but less than 150% of target is achieved, Unit Value shall be increased consistent with actual results.[5]

• Where at least 150% of target is achieved, Unit Value shall be multiplied by 150%.

As described in “Vesting” above, Multiple Incentive calculations shall apply separately to each of ROE and CE targets.

Effect of Termination of Employment:	By the Company Without Cause/by the Associate for Good Reason/due to Associate’s Death or Disability/expiration of Employment Agreement According to Terms[6]

If, as of the date of termination, Units are:

• Vested, but not fully paid, then payments shall occur in the ordinary course as if Associate were employed on the Payment Dates.

• Not vested, then:

[4] Extraordinary dividends are dividends exceeding 3% of net income on a trailing 4 quarter basis.

[5] E.g., if 120% of target is achieved, then Unit Value shall be multiplied by 120%.

[6] Terms such as “For Cause,” “For Good Reason,” “Death,” “Disability,” etc. shall be defined as set forth in the Company’s standard form of Employment Agreement, as such form may change from time to time, and notwithstanding alternate definitions as may exist in individual employment agreements.

(a) For Associates who have been employed for less than two (2) years during the Vesting Period, all Units will expire immediately.

(b) For Associates who been employed for at least two (2) years during the Vesting Period, all Units will remain outstanding for the remainder of the Vesting Period. If the Units vest on the Vesting Date, then:

o Unit Value shall be reduced pro rata with Associate’s term of employment during the Vesting Period[7],

o Multiple Incentive calculations will not apply, and

o Payments shall occur in the ordinary course as if the Associate were employed on the Payment Dates.

By the Company for Cause or by the Associate Without Good Reason

All Units, whether vested or unvested, shall expire immediately.

Change of Control:	In the event of a Change of Control[8], Units shall vest and be payable as follows:

Corporate. For Corporate Associates:

• Vesting shall occur immediately upon a Change of Control, and

• Full Unit Value is payable within 90 days.

Operations. For Operations Associates, no change in vesting or payment schedules shall apply, so long as the program remains in existence and without modification after the Change of Control occurs. In the event of a material program change or its termination during the Vesting Period in which the Change of Control occurred, then:

• Vesting shall occur immediately upon the date of such material change or termination,

• Unit Value shall be reduced pro rata to reflect the shortened Vesting Period[9],

• Multiple Incentive calculations will not apply, and

[7] E.g., if the Associate’s employment terminates 6 months prior to the Vesting Date (thus Eligible Associate was employed for 30 of 36 months, or 83%, of the Vesting Period), then the Unit Value would be adjusted downward from 100% to 83%.

[8] “Change of Control” is defined on Annex A of this Term Sheet.

[9] Apply same calculations as set forth in footnote 7.

• Payments shall occur in the ordinary course as if there were no change or termination in the program and Associate were employed on the Payment Dates.

Withholding:	Upon payment of vested Units, federal and state income tax withholding and payroll taxes will apply.

Adjustments:	Adjustments to Units and/or Unit Value shall be made if necessary to prevent dilution or an enlargement of the benefit intended to be made available under this program. Such adjustments shall occur automatically in case of any event that may affect the common stock of the Company, including but not limited to subdivisions or combinations of shares, dividends or distributions, or certain other transactions or events, all as set forth on Annex B of this Term Sheet.

Transferability:	Units shall not be transferable or assignable, except without consideration to a permitted transferee, in accordance with Section 6(g)(iii)(C) of the TOUSA LTIP.

Administration:	The Committee shall have authority to direct administration of this Program as provided by Section 6(c) of the LTIP. Terms and conditions of each grant made under this Program, including specified targets for performance results, shall be set forth in the award agreements provided to each recipient at the time of the award, together with a copy of this Program Term Sheet. The Committee may, in its discretion, make such determinations necessary or advisable for the operation and administration of this Program, provided that no modifications may be made to any award that cause a dilution of the benefit intended to be granted to the recipient.

ANNEX A

“Change of Control” means the occurrence of any of the following events, each of which shall be determined independently of the others:

     (a) any “Person” (as defined below) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the stock of any member of the Consolidated Group (as defined below) entitled to vote in the election of directors. For purposes of this Exhibit A, the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however that the term shall not include any member of the Consolidated Group, any trustee or other fiduciary holding securities under an employee benefit plan of any member of the Consolidated Group, or any corporation owned, directly or indirectly, by the shareholders of any member of the Consolidated Group;

     (b) shareholders of any member of the Consolidated Group adopt a plan of complete or substantial (eighty-five percent (85%) or more) liquidation or an agreement providing for the distribution of all or substantially all of the assets of such member;

     (c) any member of the Consolidated Group is party to a merger, consolidation, other form of business combination or a sale of all or substantially all (eighty-five percent (85%) or more) of its assets, unless the business of such member is continued following any such transaction by a resulting entity (which may be, but need not be, such member) and the shareholders of such member immediately prior to such transaction (the “Prior Shareholders”) hold, directly or indirectly, at least forty percent (40%) of the voting power of the resulting entity (there being excluded from the voting power held by the Prior Shareholders, but not from the total voting power of the resulting entity, any voting power received by Affiliates of a party to the transaction (other than such member) in their capacities as shareholders of such member); provided, however, that a merger or consolidation effected to implement a recapitalization of such member (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of such member’s then outstanding securities shall not constitute a Change in Control; or

     (d) any member of the Consolidated Group is a subject of a “Rule 13e-3 transaction” as that term is defined in Exchange Act Rule 13e-3, and the first purchase has been made pursuant to such transaction.

     Notwithstanding the foregoing, if, immediately after the occurrence of any event enumerated above, the Continuing Directors control the majority of the Board of Directors of the Company (or, in the case of any merger or combination in which the Company is not the surviving entity, continue to constitute a majority of the board of directors of such successor entity), such event shall not constitute a Change of Control for purposes of this Agreement until such time as the Continuing Directors no longer constitute a majority of the Board of Directors of the Company (or the successor entity, if applicable). “Continuing Directors” for this purpose means the members of the Board of Directors of the Company on the Effective Date, provided that any person becoming a member of the Board of Directors of the Company subsequent to such date whose election or nomination for election was supported by a majority of the directors who at the time of the election or nomination for election comprised the Continuing Directors shall be considered to be a Continuing Director.

“Consolidated Group” shall mean (i) the group of companies composed of Technical Olympic S.A. or the Company, and (ii) any successor or surviving company of any of the foregoing entities.

ANNEX B

In the event that the outstanding shares of common stock shall be subdivided into a greater number of shares (stock split) or the outstanding shares of common stock shall be combined into a smaller number of shares (reverse split), the number of Units under each outstanding award shall be automatically adjusted and shall, for calculation purposes only, be treated as one Unit equals one share of common stock. Thus, simultaneously with the effectiveness of such subdivision or combination, the number of Units (shares) shall be adjusted so as to be equal to the number of Units (shares) that would be issuable as a result of applying such subdivision or combination with respect to the Units (shares) subject to the outstanding Award immediately prior to the subdivision or combination.

In the event a dividend or other distribution of common stock of the Company shall be paid in respect of common stock, then immediately after the record date of such dividend or distribution, the number of Units under each outstanding Award shall be automatically increased and shall, for calculation purposes only, be treated as one Unit equals one share of common stock. Thus, the number of Units (shares) shall be increased to include the dividend or other distribution that would have been payable with respect to the Units (shares), without requiring the payment of any additional consideration therefore.

In the event of any dividend or other distribution of other securities, property, or cash (excluding cash dividends amounting to 3% or less of net income on a trailing 4 quarter basis paid out of current earnings) not otherwise described above, then the Unit Value of each Unit under each outstanding Award shall be increased as of the Vesting Date by that dollar amount equivalent to the total dollar amount of any such dividends or distributions paid per share of common stock during the Vesting Period.

In the event that any other corporate transaction or event occurs that affects the common stock or if any other change in the corporate structure of the Company affecting the common stock occurs, the Committee shall adjust the number of Units under each outstanding Award accordingly and shall, for calculation purposes only, be treated as one Unit equals one share of common stock. Any such adjustment shall be made in such manner as shall be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be granted under the Award.